Exhibit 10.24

*** indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed with the Securities and Exchange Commission.

CRUDE OIL SALES AGREEMENT

between

PDVSA-PETRÓLEO S.A.

and

LYONDELL-CITGO REFINING LP

dated

August 16, 2006

Table of Contents

		Page #
Part I DEFINITIONS AND CONSTRUCTION		1

Article 1 Definitions		1

1.1	Definitions	1
1.2	Construction	5

Part II SPECIAL TERMS		5

Article 2 Purchase and Sale		5

Article 3 Quantity		6

3.1	Contract Quantity	6
3.2	Mesa Crude Quantity	6

Article 4 Destination		6

Article 5 Price; Adjustment of Price Mechanism		6

5.1	Price	6
5.2	Adjustment of Price Mechanism	6

Article 6 Underlifting		7

Article 7 Payment Terms		7

7.1	Currency, Time and Place of Payment; Overdue Payments	7
7.2	Payment Expenses	8
7.3	Security for Payment	8
7.4	Suspension of Deliveries	8

Article 8 Duration		8

8.1	Initial Term	8
8.2	Renewal	9
8.3	Transition Period	9

Part III STANDARD TERMS		9

Article 9 Arrival Procedures and Lifting		9

9.1	Lifting Program	9
9.2	Substitution of Tankers	11
9.3	Advice of ETA	12
9.4	Notice of Readiness	12
9.5	Vessel Requirements; Security Regulations	12

Article 10 Loading Conditions; Demurrage		13

10.1	Berthing of Tankers; Commencement of Laytime	13
10.2	Shifting Loading Point of Tankers	14
10.3	Allowed Laytime	14
10.4	Adjustments to Laytime	15
10.5	Demurrage	15
10.6	Buyer’s Liability for Delay and Damage	17

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Article 11 Quantity Measurements		17

11.1	Determination of Quantity	17
11.2	Volume Corrections for Temperature	18
11.3	Conclusiveness of Measurements	19

Article 12 Quality		19

12.1	Determination of Quality	19
12.2	Analysis of Samples	19
12.3	No Warranties	20

Article 13 Delivery		20

13.1	Passing of Title	20
13.2	Port and Loading Expenses	20
13.3	Loading Port Regulations	20
13.4	Buyer’s Knowledge of Loading Port Facilities; Standard Procedures	20

Article 14 No Set-Off		21

Article 15 Notice of Claims		21

Article 16 Termination		21

16.1	Termination Events	21
16.2	Termination Not to Relieve Buyer of Obligations	23
16.3	Acceleration	23
16.4	Termination for an Insolvency Event	23
16.5	Termination Payment	23
16.6	Other Rights and Remedies	23

Article 17 Confidentiality		24

Article 18 No Third-Party Beneficiaries; Assignment		24

Article 19 Force Majeure		25

19.1	Relief from Liability	25
19.2	Notice	25
19.3	Payment for Oil Sold and Delivered	25
19.4	Obligation to Apportion	25
19.5	No Extension of Contract; Right to Terminate	25

Article 20 Arbitration; Governing Law		26

20.1	Settlement by Arbitration	26
20.2	Multiple Parties; Merger of Arbitrations	26
20.3	Governing Law	26
20.4	Buyer’s Waiver	26

Article 21 Representations and Warranties		26
21.1	Buyer Representations	26
21.2	Seller Representations	28

Article 22 Satisfactory Documentation		29

Article 23 Limitation of Liability		29

Article 24 Merger		29

Article 25 No Waiver; Cumulative Remedies		29

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Article 26 Severability of Provisions	30

Article 27 Notices	30

Article 28 Amendments and Waivers	31

iii

CRUDE OIL SALES AGREEMENT

This CRUDE OIL SALES AGREEMENT (this “Agreement”) is dated August 16, 2006, by and between PDVSA-Petróleo S.A., a corporation organized under the laws of the Bolivarian Republic of Venezuela (“Seller”), represented by its Executive Director, Supply and Marketing, Mr. Asdrúbal Chávez, and LYONDELL-CITGO Refining LP, a limited partnership organized under the laws of the State of Delaware (“Buyer”), represented by its Vice President and General Manager, Mr. William F. Thompson. Seller and Buyer may sometimes hereinafter be referred to individually as a “Party”, and, collectively, as the “Parties”.

RECITALS

WHEREAS, Buyer owns and operates a refinery and related facilities located in Houston, Texas (“Refinery”);

WHEREAS, Seller’s affiliate, CITGO Petroleum Corporation (“CITGO”), has entered into a Sale and Purchase Agreement with Lyondell Chemical Company (“Lyondell”), dated as of July 31, 2006 (the “SPA”), for the sale by CITGO and purchase by Lyondell of the CITGO LCR Interest (as defined in the SPA); and

WHEREAS, Seller desires to sell and deliver to Buyer, and Buyer wishes to purchase and receive from Seller, crude oil for processing at the Refinery commencing on August 1, 2006, in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, covenants and conditions hereinafter set forth, the Parties hereby agree as follows:

PART I

DEFINITIONS AND CONSTRUCTION

Article 1

Definitions

1.1 Definitions. For purposes of this Agreement, the following terms, when capitalized, shall have the meanings indicated below:

(a)	“Agreed Loading Range” shall mean the three (3) Day range for the arrival of a tanker set forth in an Agreed Lifting Program determined pursuant to Article 9.1;

(b)	“Agreed Lifting Program” shall mean a final lifting program for a Month determined pursuant to Article 9.1;

(c)	“Agreement” shall mean this Crude Oil Sales Agreement, including this Part I, the Special Terms contained in Part II hereof, the Standard Terms contained in Part III hereof, and all Exhibits attached hereto, as the same may be amended, modified or supplemented from time to time;

(d)	“All Fast” shall mean such time as a tanker is completely moored at the cargo transfer point with gangway down and secured;

(e)	“Allowed Laytime” shall mean the period of time which Seller shall be allowed, in accordance with Article 10.3, to complete the loading of a tanker without incurring demurrage;

(f)	“API” shall mean the American Petroleum Institute;

(g)	“ASBA” shall mean the Association of Ship Brokers and Agents;

(h)	“ASTM” shall mean the American Society for Testing and Materials;

(i)	“Barrel” shall mean a unit of volume equivalent to forty-two (42) Gallons;

(j)	“BPD” means Barrels per Day;

(k)	“Banking Day” shall mean any Day other than Saturday, Sunday or a Day on which banking institutions in New York, New York are authorized or required by law to close;

(l)	“Business Day” shall mean any Day other than Saturday, Sunday or any national holiday in Venezuela;

(m)	“Buyer” shall have the meaning set forth in the Preamble to this Agreement;

(n)	“Calendar Quarter” shall mean any period of three (3) consecutive Months commencing January 1, April 1, July 1 or October 1;

(o)	“Cargo” shall mean a vessel containing a quantity of Oil to be sold by Seller and purchased by Buyer in any Lifting Month;

(p)	“CITGO” shall have the meaning set forth in the Recitals to this Agreement;

(q)	“Contract Quantity” shall have the meaning set forth in Article 3;

(r)	“Day” shall mean a calendar day;

(s)	“Defaulting Party” shall have the meaning set forth in Article 16.4;

(t)	“Disclosing Party” shall have the meaning set forth in Article 17;

(u)	“Effective Date” shall mean August 1, 2006;

(v)	“ETA” shall mean estimated time of arrival;

(w)	“FOB” shall have the meaning set forth in Incoterms (2000 edition) published by the International Chamber of Commerce, provided, however, that in the event of any conflict between the provisions of the Incoterms definition and the definitions of this Agreement, the provisions of this Agreement shall prevail;

(x)	“Force Majeure” shall have the meaning set forth in Article 19.1;

(y)	“Gallon” shall mean a unit of volume equal to 231 cubic inches, 3.7853 liters or 0.003785 cubic meters, all measured at 60°F (equivalent to 15.56°C) and an absolute pressure of 29.92 inches of mercury;

(z)	“Guarantor” shall mean Lyondell;

(aa)	“ICC Rules” shall have the meaning set forth in Article 20.1;

(bb)	“Initial Term” shall mean a period beginning at 9:00 a.m. Central time on the Effective Date and ending at 11:59 p.m. Central Time on the last Day of the 60th Month after the Effective Date;

(cc)	“Insolvency Event” shall mean that an entity (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv)(A) institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, or (B) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (A) above and either (1) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (2) is not dismissed, discharged, stayed or restrained in each case within fifteen (15) Days of the institution or presentation thereof; (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within fifteen (15) Days thereafter; (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) above (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

(dd)	“ISPS Code” shall have the meaning set forth in Article 9.5.1(d);

(ee)	“Letter of Credit” shall have the meaning set forth in Article 7.3;

(ff)	“Lifting Month” shall mean the Month in which a Cargo is programmed for lifting;

(gg)	“Loading Port” shall mean one of the loading terminals for exports of Oil customarily used by Seller;

(hh)	“Lyondell” shall have the meaning set forth in the Recitals to this Agreement;

(ii)	“Lyondell Guarantee” means the guarantee by Lyondell of all of the obligations of Buyer under this Agreement which is executed and delivered on the date hereof in the form of Exhibit 4.

(jj)	“Ministry” shall mean the Ministry of Energy and Petroleum of Venezuela;

(kk)	“Month” shall mean a calendar month;

(ll)	“Non-Defaulting Party” shall have the meaning set forth in Article 16.4;

(mm)	“NOR” shall have the meaning set forth in Article 9.4;

(nn)	“Oil” shall mean Venezuelan crude oil of the BCF-17, Merey-16 and Mesa types, typically having the characteristics within the ranges specified in Exhibit 1;

(oo)	“Old CSA” shall have the meaning set forth in Article 8.3;

(pp)	“Party” shall have the meaning set forth in the Preamble to this Agreement.

(qq)	“Receiving Party” shall have the meaning set forth in Article 17;

(rr)	“Refinery” shall have the meaning set forth in the Recitals to this Agreement;

(ss)	“Renewal Term” shall have the meaning set forth in Article 8.2;

(tt)	“Security Regulations” shall have the meaning set forth in Article 9.5.1;

(uu)	“Seller” shall have the meaning set forth in the Preamble to this Agreement;

(vv)	“SPA” shall have the meaning set forth in the Recitals to this Agreement;

(ww)	“S & W” shall mean sediments and water;

(xx)	“Termination Agreement” shall mean that certain Termination Agreement entered into between Buyer and Seller relating to the termination of the Old CSA;

(yy)	“Termination Payment” shall have the meaning set forth in the Termination Agreement;

(zz)	“U.S. Dollars” or “U.S.$” and “cents” shall mean the lawful currency of the United States of America;

(aaa)	“Venezuela” shall mean the Bolivarian Republic of Venezuela; and

(bbb)	“Worldscale” shall mean, at any time under the Agreement, the most recent edition of the New Worldwide Tanker Nominal Freight Scale.

1.2 Construction. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All headings herein are for convenience only and shall not affect the construction or interpretation of the Agreement. Unless otherwise specified, all references herein to Articles and Exhibits are to the Articles and Exhibits of the Agreement.

PART II

SPECIAL TERMS

Article 2

Purchase and Sale

Subject to the terms and conditions of this Agreement, Buyer shall purchase Oil from Seller and Seller shall sell Oil to Buyer.

Article 3

Quantity

3.1 Contract Quantity. The total quantity of Oil to be sold by Seller and purchased by Buyer hereunder in any Month shall be equal to two hundred thirty thousand (230,000) Barrels times the number of Days in such Month, plus or minus five percent (5%), as determined in accordance with Article 9 (the “Contract Quantity”), provided, however, that the quantity of each type of Oil to be sold and purchased in any Month shall be as specified for such type in Exhibit 2.

3.2 Mesa Crude Quantity. During the first twelve (12) Months following the Effective Date of this Agreement, Buyer shall have the right, effective upon the giving of at least ninety (90) Days notice to Seller prior to any Month, to permanently terminate its obligation to purchase Oil of the Mesa type commencing as of the first Day of such Month and to replace such volume of Oil of the Mesa type with an identical volume of Oil of the BCF-17 type for the entire term of the Contract, such that the total Contract Quantity of Oil to be sold and purchased under the Agreement remains two hundred thirty thousand (230,000) Barrels per Day. If such right is not exercised during the first twelve (12) Months of this Agreement, Buyer shall have the additional right, effective upon the giving of at least ninety (90) Days notice to Seller prior to any Month, to terminate its obligation to purchase Oil of the Mesa type commencing as of the first Day of such Month and to reduce the Contract Quantity by the amount specified for such type of Oil in Exhibit 2.

Article 4

Destination

The Oil to be sold by Seller to Buyer shall be utilized exclusively at the Refinery, and Buyer shall not deliver any Cargo of Oil purchased from Seller hereunder to any other facility, except with the prior written consent of Seller. Upon Seller’s request, Buyer shall provide, for any Cargo of Oil delivered hereunder, a discharge certificate, which may consist of: (i) an independent inspector’s certificate of discharge, (ii) a customs fees receipt or other government document evidencing the port in which the Cargo of Oil was discharged, (iii) the exemption from customs fees at the port of discharge or (iv) any other document that Seller deems an appropriate substitute for the foregoing.

Article 5

Price; Adjustment of Price Mechanism

5.1 Price. The price for each type of Oil to be sold by Seller and purchased by Buyer hereunder shall be determined in accordance with the provisions of Exhibit 3.

5.2 Adjustment of Price Mechanism. Seller shall have the right at any time and from time to time, based on (i) discontinuance of the published market markers in the pricing formulas set forth in Exhibit 3, (ii) changes in circumstances which make the applicability of the published market markers in the pricing formula inconsistent with a competitive market-based pricing formula, or (iii) changes in the quality of one or more types of Oil, to notify Buyer that it wishes to adjust or amend the pricing provisions of Exhibit 3 with the objective of ensuring that the price of Oil reflects market conditions for similar crude oils. Seller’s notice shall state the proposed effective date thereof, which shall be no earlier than thirty (30) Days after the date of its notice; provided, however, that the succeeding provisions of this Article 5.2 shall only apply if such proposed adjustment or amendment is applicable to Seller’s publicly announced pricing formula for deliveries of Oil destined for ports in the U.S. Gulf Coast and the Caribbean and that the new price shall not apply to Oil already nominated by Buyer. Buyer shall then have thirty (30) Days in which to accept or reject such proposed changes. If Buyer accepts Seller’s proposal or does not notify Seller within such thirty (30) Day period that it rejects Seller’s proposal, then the provisions of Exhibit 3 shall be deemed amended in accordance with Seller’s proposal as of the effective date specified in Seller’s notice. If Buyer rejects Seller’s proposal, then the provisions of Exhibit 3 shall remain in effect and unchanged; provided, however, that Seller shall have the right to submit the matter to arbitration pursuant to Article 20. In such arbitration, each Party shall submit its proposed alternative pricing mechanism, and the arbitration panel shall determine the appropriate adjustments, if any, to be made to the pricing formulas as of the effective date specified in Seller’s notice.

Article 6

Underlifting

Buyer acknowledges that its commitment to purchase and Seller acknowledges that its commitment to deliver the Contract Quantity for each Month is of material importance to the Agreement. Except as otherwise provided in this Agreement and subject to the provisions of Article 9.1.4 and Article 19, if, in any Month, Buyer lifts or Seller delivers less than the Contract Quantity for such Month, the non-breaching Party shall have the right to recover its damages for the breaching Party’s breach of its lifting or delivery obligation, and in addition shall have the right, upon notice to the breaching Party given not later than ten (10) Days after the end of the underlifting or underdelivery Month, to reduce the Contract Quantity for subsequent Months by an amount per Day equal to the amount per Day not lifted or delivered in the under lifting or under delivery Month or to terminate the Agreement (it being understood that if the non-breaching Party does not exercise its right so to reduce or terminate, the breaching Party’s full obligation to purchase or sell hereunder shall remain in full force and effect).

Article 7

Payment Terms

7.1 Currency, Time and Place of Payment; Overdue Payments. Buyer shall make all payments required to be made by it hereunder in immediately available U.S. Dollars, without any discount or deduction whatsoever, by wire transfer to such account at such bank as may be designated by Seller from time to time. Payments in respect of Oil sold and delivered shall be made no later than thirty (30) Days after the date of the bill of lading therefor (bill of lading date excluded). All other payments to Seller shall be made thirty (30) Days after presentation by Seller of a written demand setting forth the provisions of the Agreement giving rise to the payment obligation, the nature of such obligation, and the amount thereof. If any payment hereunder is due on a Day which is not a Banking Day, such payment shall be due on the immediately preceding Banking Day. In the event that Buyer fails to make any payment when due, then, to the extent permitted by applicable law and without prejudice to the application of any other provision hereof or to any other remedy provided to Seller hereunder or otherwise

(including, without limitation, Articles 7.3 and 7.4), interest shall accrue daily on the amount of the overdue payment, commencing on the date such payment was due, at a rate per annum equal to two percent (2%) above the prime rate in effect from time to time as announced by Citibank, N.A. at its principal office in New York, New York; it being understood and agreed that each change in the prime rate shall take effect on the Day on which such change is announced by Citibank, N.A. Interest shall be computed for the actual number of Days elapsed on the basis of a year consisting of three hundred sixty (360) Days, payable on demand.

7.2 Payment Expenses. Buyer shall bear all expenses and bank charges in connection with any payments made to Seller under this Agreement, including, without limitation, any costs of establishing and obtaining confirmation of a Letter of Credit referred to in Article 7.3.

7.3 Security for Payment. If at any time (i) Buyer fails to make any payment required to be made by it hereunder when and as the same shall become due and payable; (ii) Buyer defaults in any of its material obligations under this Agreement; (iii) the Lyondell Guarantee fails to be in full force and effect; or (iv) in Seller’s judgment, a deterioration in the financial condition of Buyer or Guarantor warrants a change in credit terms, then Seller shall have the right to require Buyer to make all payments required hereunder (whether due in respect of the purchase of Oil or otherwise) in advance in immediately available funds or, at Buyer’s option, by posting of an irrevocable documentary or standby letter of credit (“Letter of Credit”). The amount of the advance payment or Letter of Credit shall be equal to Seller’s estimate of the value of Oil for which the advance payment or a Letter of Credit is provided (which may be, at Seller’s discretion, for a particular shipment or for some or all shipments in a Month, plus ten percent (10%)), and paid or posted not later than seven (7) Business Days prior to the first Day of the Agreed Loading Range. Any such Letter of Credit shall be opened or confirmed by a first-class international bank satisfactory to Seller and shall be otherwise satisfactory in form and substance to Seller.

7.4 Suspension of Deliveries. If Buyer fails to (i) make any payment required to be made by it hereunder when and as the same shall become due and payable or (ii) make an advance payment or post a Letter of Credit as required in accordance with Article 7.3, then (in addition to all other rights or remedies provided to Seller pursuant to Article 16 or otherwise) Seller shall have the right at its sole discretion to suspend further deliveries of Oil until Buyer makes the required payment, together with any accrued interest thereon, or posts a Letter of Credit as required by Seller in accordance with Article 7.3.

Article 8

Duration

8.1 Initial Term. The Parties agree that, notwithstanding the date on which this Agreement has been entered into, this Agreement shall, as between the Parties, have effect from and including the Effective Date and, unless earlier terminated in accordance with the provisions of this Agreement, shall remain in effect for the Initial Term. Notwithstanding anything in this Agreement that may be to the contrary, the Parties agree that a condition precedent to the effectiveness of this Agreement shall be the execution and delivery by the Parties of the Termination Agreement and the receipt by Seller of the Termination Payment as provided for therein.

8.2 Renewal. The Agreement shall be renewed annually for twelve (12) Month terms after the Initial Term (each, a “Renewal Term”) unless earlier terminated by a Party in accordance with the provisions of this Agreement. Either Party may terminate the Agreement at the end of the Initial Term or any Renewal Term by delivering written notice of termination at least one year prior to the last Day of the Initial Term or to the Renewal Term in question.

8.3 Transition Period. The Parties acknowledge that immediately prior to the Effective Date, Buyer and Seller were parties to a Crude Supply Agreement dated May 5, 1993, as amended (the “Old CSA”) for the purchase and sale of similar volumes of the types of Oil to be purchased and sold by Buyer and Seller under this Agreement. The Parties further acknowledge that (i) this Agreement contains certain nomination and operational procedures that differ from those contained in the Old CSA, (ii) the nomination procedures under the Old CSA required some Cargos scheduled for delivery after the Effective Date of this Agreement to be nominated under the Old CSA in advance of the Effective Date of this Agreement, and (iii) it will require a period of not less than ninety (90) Days following the Effective Date in order to make a full transition to the nomination and operational procedures contained in this Agreement from those contained in the Old CSA. The Parties agree that the nomination and operational procedures contained in the Old CSA shall continue to apply and be followed until there is sufficient time in advance of a delivery Month in order for both Parties to nominate Cargos for such Month in full compliance with the timing of nominations and other operational procedures contained in this Agreement. Notwithstanding the application of any nomination or operational procedures of the Old CSA as agreed upon above, the Parties agree that the pricing formulas and mechanisms contained in this Agreement shall be applied to all Cargos lifted and having a bill of lading date after the Effective Date of this Agreement.

PART III

STANDARD TERMS

Article 9

Arrival Procedures and Lifting

9.1 Lifting Program.

9.1.1 At least thirty-five (35) Days before the beginning of the next programmed Lifting Month, Buyer shall furnish Seller with a lifting program for that Lifting Month, specifying the following:

(a)	subject to Exhibit 2, the volumes of the types of Oil that Buyer desires to purchase during the applicable Lifting Month;

(b)	a three (3) Day range for the arrival of each tanker;

(c)	the approximate quantity of Oil to be lifted by each tanker;

(d)	the port of discharge of each Cargo (which may be “Houston, Texas or Texas City, Texas”);

(e)	in the case of the lifting program for the following Lifting Month, (i) the name, size and dimensions of tankers designated for lifting during such Lifting Month; (ii) the names of the tanker’s agent and Buyer’s representative; (iii) documentation instructions; (iv) the distribution of the Oil to be loaded (e.g., commingled or segregated); (v) the name of the proposed independent inspector; and (vi) for at least the last ten (10) loading operations for crude oil for each nominated tanker, the volume loaded as measured on shore in shore tanks or by flow meters and the corresponding volume loaded as measured on board, such volume to be evidenced by documentation (including ullage and innage reports and onboard quantity and slop certificates) satisfactory to Seller; and

(f)	an estimate of the volumes of the types of Oil that Buyer desires to purchase during the following three (3) Lifting Months.

If Buyer does not furnish Seller with a lifting program complying with the requirements of this Article 9.1.1 for the following Lifting Month within the period specified above, Buyer shall be required to accept the lifting program for such Lifting Month established by Seller. In any event, the tanker must be acceptable to Seller.

9.1.2 If the name of a tanker is not known at the time the lifting program for the following Lifting Month is furnished to Seller, Buyer shall notify Seller of such name and the other data referred to in Article 9.1.1 as soon as possible, but in any event not later than seven (7) Business Days prior to the first Day of the Agreed Loading Range for the unspecified tanker. Seller shall have the right to reject Buyer’s tanker nomination, in which case Buyer shall take immediate action to nominate another tanker acceptable to Seller. If the Parties do not reach agreement on nomination of another tanker at least five (5) Business Days prior to the first Day of the Agreed Loading Range, loading of the tanker shall be subject to berth, jetty, buoy, loading platform and loading system availability, as applicable.

9.1.3 Seller shall be deemed to have accepted Buyer’s lifting program for the following Lifting Month unless Seller has notified Buyer of alterations at least fifteen (15) Days prior to the beginning of such Lifting Month; provided, however, that any such alterations by Seller shall not affect the volume or type of Oil nominated by Buyer (subject to operational tolerance). Seller shall in any event notify Buyer within such time period of the Loading Ports to be used by Buyer’s tankers (subject to adjustment as provided in Article 9.1.5) and the name(s) of the independent inspector(s) proposed by Buyer and accepted by Seller for purposes of Articles 11 and 12. If Seller timely so notifies Buyer of alterations to the lifting program, Buyer shall be deemed to have agreed to those alterations unless, within five (5) Days after Buyer’s receipt of Seller’s notice, Buyer requests Seller to reconsider such alterations. Seller’s decision following any such reconsideration shall be final and binding on both Parties. If Seller notifies Buyer that it objects to an independent inspector nominated by Buyer, the Parties shall designate another independent inspector by mutual agreement. The lifting program as finally determined pursuant to the provisions of Article 9.1 for any Lifting Month is referred to herein as the

“Agreed Lifting Program” for such Lifting Month, and the three (3) Day range for the arrival of any tanker contained in any Agreed Lifting Program is referred to herein as the “Agreed Loading Range” for such tanker.

9.1.4 In working toward each Agreed Lifting Program, the Parties shall cooperate with one another and exercise commercially reasonable efforts to achieve the objective that Oil be nominated, delivered and lifted on a ratable basis, taking into consideration turnarounds, planned and unplanned maintenance, and other operational considerations at the Loading Ports and the Refinery. The Parties expressly agree that Buyer shall have the right to reduce Oil nominations during scheduled maintenance turnarounds to volumes consistent with the reduced processing capacity of the Refinery as a result of such scheduled maintenance turnaround; provided that Buyer gives Seller not less than ninety (90) Days prior written notice of such scheduled maintenance turnaround. The Parties will cooperate in good faith to make up the deliveries of Oil not purchased by Buyer during the turnaround period, provided that Seller shall have no obligation to make up the volumes of Oil not purchased and delivered during such turnaround period.

9.1.5 Seller may notify Buyer that any tanker scheduled in an Agreed Lifting Program shall load the Oil at a Loading Port different from (but along the route that would otherwise have been used by Buyer to, or on the same coast as) the Loading Port previously specified pursuant to Article 9.1.3 or shall load the Oil at two (2) Loading Ports, provided that such notice is given by Seller (i) at least seventy-two (72) hours prior to the ETA of such tanker, if Buyer has notified Seller of an ETA falling within or after its Agreed Loading Range, or (ii) at least seventy-two (72) hours prior to the first Day of the Agreed Loading Range, if Buyer has notified Seller of an ETA which is earlier than the first Day of the Agreed Loading Range. Seller shall not be liable for any charges or expenses incurred by Buyer as a result of a shift from one Loading Port to another, or the specification of two (2) Loading Ports, as provided above.

9.1.6 Any deadfreight incurred as a result of Buyer’s nomination of a tanker whose dimensions are larger than those required to transport the Cargo it is scheduled to lift shall be for the sole account of Buyer, and Seller shall have no liability therefor by reason of its acceptance of Buyer’s nomination.

9.2 Substitution of Tankers. Buyer shall be entitled to substitute another tanker for any tanker designated in an Agreed Lifting Program; provided, however, that the substitute tanker shall have substantially the same characteristics (including carrying capacity) as the tanker previously nominated and accepted pursuant to Article 9.1 and shall meet the requirements for vessels loading at the particular Loading Port involved; and provided, further, that Buyer shall give Seller notice of the substitution not less than seventy-two (72) hours prior to the first Day of the Agreed Loading Range for the substituted tanker. In the event that Buyer substitutes a tanker other than in accordance with the provisions of this Article 9.2, Seller may in its sole discretion refuse to load such tanker, or it may load such tanker at any Loading Port on any Day it may specify, whether or not within the Agreed Loading Range for such tanker, and Seller shall in no event be liable for demurrage, deadfreight or any other charges with respect to the loading of any such tanker.

9.3 Advice of ETA. Buyer shall arrange for each tanker to advise the Loading Port operator and the vessel agent (with a copy to Seller delivered by e-mail or facsimile) of its ETA at each of the following times:

(a)	immediately upon the tanker’s leaving its last port of call before the Loading Port or ninety-six (96) hours before ETA, whichever is later;

(b)	seventy-two (72) hours before ETA;

(c)	forty-eight (48) hours before ETA;

(d)	twenty-four (24) hours before ETA; and

(e)	immediately upon learning of any material change in its ETA.

Seller shall not be liable for demurrage, deadfreight or any other charges in respect of any delay in loading attributable to the failure of a tanker to give notice of its ETA at any of the times enumerated above.

9.4 Notice of Readiness. The Buyer, its representative or the master of the tanker (who shall be deemed to be acting on Buyer’s behalf) shall give notice of readiness of the tanker to load (“NOR”) to the vessel agent and the Loading Port operator (with a copy to Seller delivered by e-mail or facsimile). NOR shall not be given until the tanker (i) has anchored at the customary anchorage area at the Loading Port, (ii) has been granted free pratique, (iii) has received the necessary clearance by customs and all other governmental authorities and (iv) is ready in all other respects to load; provided, however, that NOR may be given before the conditions specified in clauses (ii) and (iii) above have been satisfied if, in accordance with the practice at the Loading Port, such conditions may be satisfied only after the tanker has been brought to the loading point. If, notwithstanding having tendered NOR, the tanker is found not to be ready to load, such NOR will be disregarded and Buyer shall be obligated to give a new NOR when it is in fact ready to load.

9.5 Vessel Requirements; Security Regulations.

9.5.1 Buyer represents and warrants, and covenants, that each vessel used for loading Oil under this Agreement:

(a)	shall be owned or demised-chartered by a member of the International Tanker Owners Pollution Federation Limited (ITOPF), carry on board a certificate of insurance as described in the Civil Liability Convention for Oil Pollution Damage, (CLC certificate) issued to it by a signatory state, and comply with the International Safety Management (ISM) code;

(b)	shall be covered, without expense by Seller, by insurance protecting against any and all liabilities from pollution issued by an internationally recognized protection and indemnity club and international recognized insurers in an amount not less than one billion U.S. Dollars (U.S.$1,000,000,000), or such greater amounts as may become available in the insurance market and generally obtained by prudent owners of similar vessels;

(c)	shall have a policy on drug and alcohol abuse which meets or exceeds the standards in the Oil Company International Marine Forum Guidelines, dated June 1995, and take proper measures to ensure compliance therewith; and

(d)	shall comply with the International Code for Security of Ships and of Port Facilities (“ISPS Code”) and relevant amendments to Chapter XI of the International Convention for the Safety of Life at Sea, and similar laws and regulations pertaining to the security of ports, terminals and facilities (“Security Regulations”), and provide to Seller, prior to loading, a copy of the vessel’s International Ship Security Certificate according to the ISPS Code.

9.5.2 Buyer shall be responsible for any costs or expenses in respect of the vessel (including any demurrage, retention, delay or other charges, fees or duties) imposed at the Loading Port resulting directly from the vessel agent’s or vessel’s failure to comply with the Security Regulations or the imposition of special security measures, inspections or other actions by authorities at the Loading Port based on the vessel’s ten (10) prior ports of call, as established in the ISPS Code, and shall reimburse Seller for any such costs or expenses actually incurred by Seller. Notwithstanding any prior acceptance of the vessel by Seller, if at any time the vessel ceases to comply with the requirements of the ISPS Code, (i) Seller shall have the right not to berth the nominated vessel (and any demurrage shall be for the account of Buyer), and (ii) Buyer shall be obligated to substitute a vessel in compliance with the ISPS Code.

9.5.3 Seller shall procure that the Loading Port complies with the requirements of the Security Regulations. Prior to loading of the vessel, Seller shall provide Buyer with a copy of the International Port Security Certificate in accordance to the ISPS Code. Seller shall be responsible for any costs or expenses in respect of the vessel (including any demurrage, retention, delay or other charges, fees or duties) resulting directly from the failure of the Loading Port to comply with the Security Regulations, and shall reimburse Buyer for any such costs or expenses actually incurred by Buyer.

9.5.4 If the maritime security is affected by any event or circumstance, as defined in the ISPS Code, which is not imputable to either Party, and special security measures or actions are required to be taken by the port authorities or the vessel, any cost or expense for demurrage, retention or delay shall be shared equally by Buyer and Seller.

Article 10

Loading Conditions; Demurrage

10.1 Berthing of Tankers; Commencement of Laytime

10.1.1 Subject to the provisions of Articles 10.1.2 and 10.1.3, Seller shall provide a safe loading point at the Loading Port for each tanker designated in accordance with the provisions of Article 9, which loading point may be a berth, dock, anchorage, sea terminal, sea buoy mooring, submarine loading line or other place, including alongside lighters, or other vessels, at which the tanker may at all times lie safely afloat. In the event that a tanker arrives within its Agreed Loading Range, then laytime shall commence at the earlier of (i) six (6) hours after NOR or (ii) when the tanker is All Fast; provided, however, that any NOR given within the last two (2) hours in which the Loading Port is open shall be deemed given when the Loading Port next opens.

10.1.2 Seller shall not be obligated to provide a loading point for any tanker arriving after the last Day of its Agreed Loading Range. Notwithstanding the foregoing, in the event that a tanker arrives after the last Day of its Agreed Loading Range, Seller will make reasonable efforts to receive the tanker as soon as possible; provided, however, that if so received, laytime shall begin at the commencement of loading, and Seller shall be liable only for demurrage, and in no event shall Seller be liable for deadfreight or other charges in connection with loading.

10.1.3 Seller shall not be obligated to provide any tanker arriving prior to its Agreed Loading Range with a loading point until the first Day of its Agreed Loading Range. If Seller does provide a loading point prior to the first Day of its Agreed Loading Range, then laytime shall commence at the earlier of (i) six (6) hours after the Loading Port opens on the first Day of the Agreed Loading Range for such tanker and (ii) commencement of loading.

10.2 Shifting Loading Point of Tankers. Seller shall have the right to shift tankers at the Loading Port from one berth to another, provided that all expenses incurred in connection therewith shall be borne by Seller and all time expended in such shifting of tankers shall count as laytime. Notwithstanding the provisions of the preceding sentence, the expenses incurred in connection with a shifting of any tanker which is attributable to one of the events referred to in Article 10.4 shall be borne by Buyer, the time consumed during such shifting shall not count as laytime, and Seller shall not be obligated to provide such tanker with a loading point until a loading point becomes available.

10.3 Allowed Laytime. Except as otherwise agreed in writing, Seller shall have an Allowed Laytime of thirty-six (36) hours to complete the loading of the quantity of Oil nominated and accepted. In the event that an Agreed Lifting Program provides for loading of Buyer’s tanker at two (2) Loading Ports, or Seller notifies Buyer pursuant to Article 9.1.5 that loading shall be at two (2) Loading Ports, the Allowed Laytime shall be increased twelve (12) hours per each additional Loading Port, and laytime shall commence at each additional port at NOR plus six (6) hours or when the vessel is All Fast, whichever occurs first. The Allowed Laytime shall be further increased by two (2) hours for each additional grade of Oil loaded at a Loading Port. Laytime shall cease upon the disconnection of delivery hoses after the completion of loading, provided that there shall not be counted as laytime in any such case the time consumed from the time at which delivery hoses are disconnected at the first Loading Port until the time that laytime would commence at the second Loading Port pursuant to the provisions of Article 10.1. Notwithstanding the foregoing, the Parties agree that laytime shall re-start if Cargo documentation has not been delivered to the Buyer’s vessel within four (4) hours after disconnection of hoses.

10.4 Adjustments to Laytime. In the event that the loading of any tanker is delayed, directly or indirectly, for any of the following reasons, whether occurring prior to, during or after the berthing or commencement of loading of the tanker:

(a)	regulations or decisions of Buyer, or of the owner or operator of the tanker, prohibiting or restricting loading at any time;

(b)	lightering at Buyer’s request;

(c)	delay or suspension in loading due to failure of Buyer to comply with any provision of the Agreement;

(d)	more than one stoppage in loading as a result of Buyer’s instructions as to distribution of the Oil in the tanker;

(e)	the condition or facilities of the tanker, or any other reason attributable to or within the reasonable control of Buyer or the tanker;

(f)	regulations of the Loading Port operator, port authorities or the Government of Venezuela or any political subdivision or agency thereof, including, but not limited to, regulations or decisions closing the Loading Port, prohibiting night traffic or berth maneuvering or prohibiting or restricting loading for any reason;

(g)	customs or customs clearance procedures, or time required in order to be granted free pratique;

(h)	inspection, gauging and measurement of vessel tanks or valves before, during and after loading;

(i)	maneuvering of tanker from anchorage until all fast at the loading point, beginning with the earlier of pilot on board or anchor weigh;

(j)	bad weather, rough seas, fires or explosions; or

(k)	any of the events listed in Article 19.1 and not specifically listed above, or any other event of Force Majeure;

then the amount of time during which the loading of such tanker is so delayed shall not count as laytime; provided, however, that in the event the loading of any tanker is delayed due to bad weather or rough seas, then one-half the period of delay shall count as laytime. Notwithstanding the foregoing, Seller will make reasonable efforts to berth vessels in their order of arrival in case of delay due to bad weather or Force Majeure.

10.5 Demurrage.

10.5.1 Seller shall pay Buyer demurrage for any hour or part of an hour of laytime in excess of the Allowed Laytime for the tanker involved, at a rate equal to: (i) if the tanker is spot-chartered or voyage-chartered, the rate specified in the charter party for the tanker (it being understood that Seller shall in no event be obligated to pay Buyer more demurrage than the amount of demurrage Buyer can demonstrate has actually been paid to the tanker owner in accordance with the terms of the charter party), or (ii) if the tanker is owned by Buyer (or one of its affiliates) or is under time charter, the demurrage assessment of a member of ASBA utilizing the nominated quantity, the route taken and the first Day of the Agreed Loading Range. Buyer shall select the member of the ASBA to make such assessment and shall be solely responsible for all costs and expenses associated therewith. Notwithstanding the foregoing, to avoid administrative time and expenses, Buyer shall not make, and Seller shall not be obligated to pay, any claim for demurrage of less than one thousand five hundred U.S. Dollars (U.S.$1,500). The right of Buyer to demurrage pursuant to this Article 10.5 shall constitute Buyer’s exclusive remedy with respect to any failure of Seller to complete the loading of any tanker within the Allowed Laytime.

10.5.2 Buyer shall submit any claim for demurrage to Seller at its office in Caracas, Venezuela, together with all pertinent supporting documentation within ninety (90) Days of the bill of lading date. The claim may be submitted via e-mail, facsimile or courier service, and shall consist of the following information and supporting documentation:

(a)	Buyer’s calculations of demurrage and the amount claimed in U.S. Dollars;

(b)	copies of the notices of ETA as stipulated in this Agreement and as advised by the vessel directly to Seller or by the vessel agent based upon vessel instructions to the agent;

(c)	copies of the NORs at the Loading Port(s);

(d)	copies of the statement of facts/time log of the vessel master, port agent, master’s agent or the terminal representative attending the vessel at the Loading Port and the inspection company;

(e)	copies of all letters of protest issued by or to the master of the vessel;

(f)	if the vessel was voyage-chartered by Buyer, a copy of the fixture recap of the broker’s fixture advice which reflects the demurrage rate, and a copy of the vessel owner’s demurrage invoice; and

(g)	if the vessel was owned or time-chartered by the Buyer, a copy of the demurrage assessment obtained pursuant to Article 10.5.1.

Seller shall not be liable to Buyer in respect of (and Buyer shall be deemed to have waived) any claim for demurrage which does not contain the information required by this Article 10.5.2 within ninety (90) Days after the bill of lading date.

10.6 Buyer’s Liability for Delay and Damage.

10.6.1 Buyer shall pay Seller its actual costs, expenses or damages (including demurrage charges payable to third parties) incurred for each hour or part thereof that loading is delayed due to any of the reasons specified in (a), (b), (c), (d) or (e) of Article 10.4.

10.6.2 Each tanker shall clear berth as soon as loading is completed and the delivery hoses are disconnected. Buyer shall pay Seller its actual costs, expenses or damages (including demurrage charges payable to third parties) incurred for each hour or part thereof in excess of two (2) hours that the tanker remains in berth subsequent to completion of loading and disconnection of the delivery hoses. Notwithstanding the foregoing, Buyer shall not be liable for the costs set forth above for all time in excess of four (4) hours after hoses have been disconnected, if (i) the reason for Buyer’s vessel not vacating the berth is Seller’s failure to deliver Cargo documents to Buyer’s vessel within such four (4) hour time period, or (ii) such delay is the result of a Force Majeure event at the Loading Port or the berthing facilities. Notwithstanding the foregoing, if such delay is a result of the circumstances set forth in Article 10.4(j), then Buyer shall be liable for one-half of the expenses described above.

10.6.3 In the event that for any reason Buyer’s tanker causes damage to any facilities at the Loading Port and Seller is not timely compensated by the tanker causing the damage, then (i) Buyer shall reimburse Seller for the cost of repair or replacement of such facilities, (ii) any delay in loading the tanker as a result of such damage shall not be counted as laytime for such tanker, and (iii) Buyer shall pay Seller its actual costs, expenses or damages (including demurrage charges to third parties) incurred for each hour or part thereof that any loading point may not be used as a result of such damage. Should any such damage occur, Buyer shall post such security for the payments provided in the preceding sentence as Seller may request; it being understood that Seller may detain the tanker at the Loading Port until such security shall have been posted.

Article 11

Quantity Measurements

11.1 Determination of Quantity. The volume of each loading of Oil shall be determined by an independent inspector selected as provided in Article 9.1.3, whose fees shall be shared equally by the Parties. Measuring and gauging shall be performed in accordance with one of the following measurement systems in decreasing order of preference, depending on the operational conditions prevailing at the Loading Port involved. Seller and Buyer or their respective representatives may witness the taking of the measurements.

(a)	Flow meters installed on loading lines: Such meter measurements shall be taken immediately before, during and after loading. When measurements are made with positive displacement meters, the meters and associated measurement testers will be installed, maintained and calibrated according to the latest revision of API-Manual of Petroleum Measurement Standards (API-MPMS), Chapter 6.5, “Metering Systems for Loading and Unloading Marine Bulk Carriers”; Chapter 4.2, “Conventional Pipe Provers”; Chapter 4.8, “Operation of Proving Systems”; Chapter 7,

“Temperature Determination”; and Chapter 5.2, “Measurement of Liquid Hydrocarbons by Displacement Meters”. If turbine meters are used, gauging will follow the latest revision of API-MPMS, Chapter 5.3, “Measurement of Liquid Hydrocarbons by Turbine Meters”, for the meters and measurement testers. Calculation of metered quantity shall follow API-MPMS, Chapter 12.2, “Calculation of Liquid Petroleum Quantities measured by Turbine or Displacement Meters”.

(b)	Shore tanks: The shore tanks shall have been calibrated on a periodic basis according to the latest revision of API-MPMS, Chapter 2. The measurement of tank contents shall be performed according to the latest revisions of API-MPMS, Chapter 3, “Tank Gauging”, and Chapter 7, “Temperature Determination”. The independent inspector shall ensure that all equipment used in the performance of this work is calibrated and in good working order. Volume calculations shall follow the latest revision of API-MPMS, Chapter 12.1, “Calculation of Static Petroleum Quantities”, Part 1, “Upright Cylindrical Tanks and Marine Vessels”. In the absence of methods contained in Article 11.1 (a) or (b) above, disport flow meters, or static shore tank measurements shall be utilized to measure the quantity of the Cargo. If neither of these methods are available, the quantity of the Cargo shall be determined by utilizing the methodology for “Volume Measured on Board” specified below in Article 11.1(c).

(c)	Volume measured on board: Volume measurements on board the vessel shall be made in accordance with the latest edition of the API-MPMS, Chapter 17, “Marine Measurement” and its subparts. The onboard quantity (including free water) measured prior to loading shall be deducted from the total observed volume measured after loading. Volume corrections in respect of temperature shall then be effected at 60ºF (equivalent to 15.56ºC) in accordance with the latest revision of ASTM D1250-80 or API-MPMS, Chapter 11.1, “Volume Correction Factors” at Seller’s choice, thereby arriving at the gross standard volume. Such gross standard volume shall then be further corrected by dividing it by the current vessel experience factor, determined in accordance with the latest revision of API-MPMS, Chapter 17.9, “Vessel Experience Factors”. S & W, determined in the manner provided in Article 12.2, together with any increase in free water shall then be deducted from the volume determined above in order to arrive at the volume for purposes of the bill of lading and the invoice.

11.2 Volume Corrections for Temperature. Except in the case that quantity measurements are made pursuant to the provisions of Article 11.1(c), in which case temperature corrections shall be made in the manner and at the time specified in that Article, temperature readings shall be taken in accordance with the methods listed below in decreasing order of preference, depending on operational conditions prevailing at the Loading Port involved: (i) the flow-weighted average temperature taken at regular times during loading by Seller or its agents at flow meters; and (ii) the temperature taken in shore tanks by Seller or its agent. Temperature corrections at 60ºF (equivalent to 15.56ºC) will then be effected for all volume determinations in accordance with ASTM-1250 or API MPMS, Chapter 11.1, at Seller’s choice, provided that temperature corrections shall not be made in the case that volume is determined by way of flow meters pursuant to Article 11.1(a) and temperature compensators at 60º F (equivalent to 15.56º C) are integrated into the meter system. S & W, determined in the manner provided in Article 12.1(i), (ii) or (iii), as the case may be, and Article 12.2, shall be deducted from the volume corrected for temperature as provided above in order to arrive at the volume for purposes of the bill of lading and invoice.

11.3 Conclusiveness of Measurements. Quantity and temperature measurements witnessed by the independent inspector as provided in this Article 11 shall be final and binding on the Parties, except in the case of manifest error. In any event, without prejudice to the right of either Party to pursue a claim in accordance with Article 15, the determination of the independent inspector shall govern for purposes of the quantity stated in the bill of lading and the obligation of Buyer to make payment in accordance with the provisions of Article 7.

Article 12

Quality

12.1 Determination of Quality. Sampling for quality of the Oil loaded in each shipment shall be witnessed by the independent inspector in accordance with the latest revision of API-MPMS, Chapter 8.2, “Standard Practice for Automatic Sampling of Liquid Petroleum and Petroleum Products”, or ASTM D-4177, at Seller’s choice, where Oil is measured by flow metering, and API-MPMS, Chapter 8.1, “Standard Practice for Manual Sampling of Petroleum and Petroleum Products”, or ASTM D-4057, at Seller’s choice, where Oil is measured by tank gauging. Buyer and Seller or their representatives may witness the taking and testing of samples. Quality shall be determined by using the methods listed below in decreasing order of preference, depending on the operational conditions prevailing at the Loading Port involved: (i) from samples drawn from automatic samplers installed in the loading lines; (ii) from samples drawn from the isolated storage shore tanks delivering the Oil; or (iii) from a composite sample obtained in proportional parts from the vessel’s tanks. The samples thus drawn shall be mixed and equally filled in seven (7) containers of one Gallon each and finally sealed. Three (3) of such sealed containers shall be delivered to the local office of the Ministry at the Loading Port (or to the address notified by the Ministry), one shall be handed over to the master of the tanker and one (1) to the independent inspector, and two (2) shall be kept by Seller for ninety (90) Days after the date of the bill of lading.

12.2 Analysis of Samples. The independent inspector shall witness quality tests for sulfur, salt and Reid vapor pressure on the samples according to the latest revision of ASTM or API-MPMS procedures, at Seller’s choice. Gravity tests on all Oil shall be made in accordance with the latest revision of API-MPMS, Chapter 9.1, or ASTM D1298-80, at Seller’s choice. S & W shall be established in each case pursuant to the latest revision of ASTM D-4007 or API Chapter 10-3, at Seller’s choice, in tests witnessed by the independent inspector. Quality tests conducted in accordance with the above provisions shall be final and binding upon the Parties for invoicing purposes, but without prejudice to the right of either Party to pursue a claim.

12.3 No Warranties. Seller makes no warranties regarding any Oil sold hereunder and does not guarantee or warrant the suitability of any Oil sold hereunder for any purpose whatsoever except that Seller warrants that (i) each grade of Oil sold and delivered under this Agreement shall meet the definition and typical specifications of each grade of Oil as set forth in Exhibit 1 and shall be typical of Oil sold and delivered to Seller’s other export customers, and (ii) Seller has good and marketable title to all Oil sold to Buyer under this Agreement. EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE, BUYER HEREBY RELEASES SELLER FROM ANY AND ALL WARRANTIES WHATSOEVER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Article 13

Delivery

13.1 Passing of Title. Delivery of the Oil shall be made in bulk to Buyer FOB the applicable Loading Port to tankers to be provided by Buyer. Delivery shall be deemed completed when the Oil passes the permanent flange connection of the delivery hose at the Loading Port. At that point, Seller’s responsibility with respect to the Oil shall cease, and Buyer shall assume all risk of loss of or damage to, and deterioration or evaporation of, the Oil so delivered. Any loss of or damage to Oil or any property of Seller or of any other person during loading which is in any way attributable to the tanker or its officers or crew shall be borne by Buyer.

13.2 Port and Loading Expenses. All expenses ashore pertaining to the pumping of the Oil from shore tanks to tankers shall be borne by Seller, including, but not limited to, wharfage, dockage and quay dues (if any) at the Loading Port. Seller shall pay all export taxes or duties imposed by Venezuela or any political subdivision or taxing authority thereof. All other expenses pertaining to the loading of any tanker, including, without limitation, all tanker agency fees, anchorage, tonnage, towage, pilotage, customs, consular, entrance, clearance and quarantine fees, port dues and all charges and expenses relating to berthing and unberthing of tankers, shall be borne by Buyer.

13.3 Loading Port Regulations. All laws, rules and regulations now or hereafter in existence relating to operations at the Loading Ports shall apply to all tankers provided by Buyer, including, without limitation, any regulations relating to (i) the prevention and control of fires and water pollution and (ii) lead-free and segregated or clean ballast. Buyer shall reimburse Seller or its agent for any expenses they may incur as a result of the noncompliance by any such tanker with any such applicable law, rule or regulation, including, without limitation, any expenses incurred by Seller or its agent in connection with the extinguishing of fires, the repair of damage caused thereby, the cleaning-up of water pollution and the payment of any charges assessed by the Government of Venezuela or any political subdivision or agency thereof.

13.4 Buyer’s Knowledge of Loading Port Facilities; Standard Procedures.

13.4.1 Buyer hereby acknowledges that it is fully familiar with the facilities and conditions at the Loading Ports, including the loading conditions and procedures and the facilities for the storage and delivery of the Oil. The facilities and conditions at the Loading Ports may be changed at any time. Buyer also acknowledges that standard procedures in effect at the Loading Ports from time to time relating, inter alia, to quality and quantity measurements, safety in loading, and inspection of vessel tanks, shall supplement (but not conflict with) the procedures specified herein. Seller shall supply Buyer with a copy of such procedures upon Buyer’s request.

13.4.2 Seller makes no representations, express or implied, concerning navigational conditions in public channels or waterways to be utilized by the tanker in order to reach or depart the loading point which may require the exercise of special precautions or safety measures; it being understood that the operator of the tanker shall be responsible for making a thorough check of any navigational conditions as are likely to exist at the approaches of the Loading Port about the time of its arrival so as to prevent and avoid any hazards or controllable risks.

Article 14

No Set-Off

Without prejudice to Buyer’s right subsequently to assert claims it may have under the Agreement by notices pursuant to Article 15 or in arbitration proceedings pursuant to Article 20, all payments required to be made by Buyer hereunder shall be made punctually and without set-off or deduction whatsoever for any claims which Buyer or any other party may now have or hereafter acquire against Seller. Without limiting the foregoing, Buyer shall not be entitled to reduce or delay payment of the amount invoiced by Seller for any Oil on the basis that a dispute exists as to the quality or quantity of Oil recorded as having been delivered on the applicable certificate.

Article 15

Notice of Claims

Any claim which Buyer may have arising out of or relating to the Agreement must be notified to Seller: (i) within ninety (90) Days after the date of the bill of lading for the shipment involved, if such claim is for demurrage (any such claim must be accompanied by complete substantiation and a copy of the charter party, if any, for the tanker); (ii) within ninety (90) Days after the date on which the loading of any shipment is completed, if such claim relates to the quantity or quality of Oil in such shipment; or (iii) within ninety (90) Days after the occurrence of the events giving rise to such claim, if such claim involves any other matter relating to the Agreement. Seller shall not be liable to Buyer in respect of (and Buyer shall be deemed to have waived) any claim which is not so notified to Seller, and Buyer shall reimburse Seller for any expenses, including attorneys’ fees, which Seller incurs in connection with the defense of any such claim.

Article 16

Termination

16.1 Termination Events. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time:

(a)	By written agreement of Seller and Buyer;

(b)	By Seller, upon written notice to Buyer, if one or more of the following events of default shall have occurred and be continuing:

(i)	Buyer defaults in any of its material obligations under this Agreement (including its obligation to lift Oil), and, except as set forth in Article 16.1(b)(iv), such default continues unremedied for a period of sixty (60) Days;

(ii)	Buyer (or the Guarantor or any successor thereto under the Lyondell Guarantee or any replacement therefor) fails to pay any amount owed to Seller as required in Article 7 (or under the Lyondell Guarantee or any replacement therefor) or the general financial responsibility of Buyer (or the Guarantor or any successor thereto under the Lyondell Guarantee or any replacement therefor) has become impaired so as, in Seller’s reasonable judgment, to affect adversely the ability of Buyer (or the Guarantor or any successor thereto under the Lyondell Guarantee or any replacement therefor) to perform its obligations under the Agreement (or under the Lyondell Guarantee or any replacement therefor) (notwithstanding any arrangement securing payment that may exist under the terms of the Agreement), or any arrangement securing payment hereunder has become impaired;

(iii)	the Lyondell Guarantee, at any time, ceases to be in full force and effect;

(iv)	there occurs an Insolvency Event with respect to Buyer (or the Guarantor or any successor thereto under the Lyondell Guarantee or any replacement therefor);

(v)	an assignee of Buyer which was a wholly owned subsidiary of Buyer at the time of an assignment made in accordance with Article 18 ceases to be wholly owned;

(vi)	any law, rule, regulation or decree of any competent authority restricts the ability of Buyer (or the Guarantor or any successor thereto under the Lyondell Guarantee or any replacement therefor) to obtain U.S. Dollars for payments to be made under this Agreement (or under the Lyondell Guarantee or any replacement therefor); or

(vii)	any representation or warranty made by Buyer (or the Guarantor or any successor thereto under the Lyondell Guarantee or any replacement therefor) to Seller hereunder or otherwise proves to be false or incorrect in any material respect; or

(c)	By Buyer, upon written notice to Seller, if one or more of the following events of default shall have occurred and be continuing:

(i)	Seller defaults in any of its material obligations under this Agreement (including its obligation to deliver Oil), and such default continues unremedied for a period of sixty (60) Days;

(ii)	there occurs an Insolvency Event with respect to Seller; or

(iii)	any representation or warranty made by Seller to Buyer hereunder or otherwise proves to be false or incorrect in any material respect.

16.2 Termination Not to Relieve Buyer of Obligations. No termination of this Agreement, whether pursuant to this Article 16, Article 7.4 or otherwise, shall relieve Buyer of any of its obligations to make any payment required of it hereunder.

16.3 Acceleration. In the event that (i) Buyer fails to make any payment required to be made by it under the Agreement when and as the same shall become due and payable or (ii) Seller exercises its right to terminate the Agreement pursuant to any provision hereof, then, notwithstanding anything herein to the contrary, any obligation of Buyer to make any payment under the terms of the Agreement shall be accelerated and such payment shall become immediately due and payable.

16.4 Termination for an Insolvency Event. Each Party acknowledges that this Agreement is a “Forward Contract” as defined in United States Bankruptcy Code (11 U.S.C. Sec. 101(25)). If a Party (the “Non-Defaulting Party”) terminates this Agreement pursuant to Article 16.1 by reason of one or more events of default of the other Party (the “Defaulting Party”), (i) the Defaulting Party shall have no right to recover damages or other compensation from the Non-Defaulting Party and (ii) the Non-Defaulting Party, in addition to any rights or remedies it may have under this Agreement or otherwise, shall have the right to recover damages or other compensation from the Defaulting Party in respect of the quantities of Oil that would have been sold or purchased, as the case may be, hereunder in the absence of a termination.

16.5 Termination Payment. In the event that Seller shall be obligated to return, for any reason, the Termination Payment and such amount is not repaid by Buyer (or paid to Seller by the Guarantor or any successor thereto under the Lyondell Guarantee or any replacement therefor) within five (5) Banking Days after written demand therefor by Seller, then Seller shall have the right, upon the giving of written notice to Buyer, to terminate this Agreement.

16.6 Other Rights and Remedies. The right to terminate under this Article 16 shall be in addition to any other rights or remedies (including, but not limited to, the right to seek damages) provided to such Party under this Agreement or otherwise.

Article 17

Confidentiality

Either Party (the “Receiving Party”) receiving information from the other Party (the “Disclosing Party”) agrees that all information obtained in connection with the Agreement from the Disclosing Party by any officer, director, employee, agent or other representative of the Receiving Party shall be treated as the confidential property of the Disclosing Party, and such confidential property shall not be disclosed without the consent of the Disclosing Party; provided, however, that the Receiving Party may disclose such information, including the contents of this Agreement, (a) pursuant to governmental, judicial and regulatory requirements to which the Receiving Party is subject if, in the Receiving Party’s judgment, such disclosure by the Receiving Party is judicially mandated or otherwise required by law or regulation and the failure to so disclose could subject the Receiving Party to civil or criminal action or penalties, and (b) to the Receiving Party’s financial advisors, attorneys, accountants and potential financing sources who agree to keep such information confidential as required hereby. When such disclosure is required pursuant to a subpoena, each Party shall use its best efforts (including, but not limited to, seeking judicial appeal of such requirement) to have the information maintained as confidential and shall disclose the minimum information necessary to satisfy such requirements. In the event that the Receiving Party becomes legally compelled to disclose any of such information pursuant to a subpoena, the Receiving Party shall provide the Disclosing Party with notice of such event promptly upon its obtaining knowledge thereof (provided that the Receiving Party is not otherwise prohibited by law, regulation or legal process from giving such notice) so that the Disclosing Party may seek a protective order or other appropriate remedy. When information is requested pursuant to a subpoena, in the event that such protective order or other remedy is not obtained or is not otherwise available, the Receiving Party shall furnish only that portion of such information that is legally required to be disclosed and in a manner reasonably designed to preserve its confidential nature. In the event that either Party makes a disclosure contrary to the provisions of this Article 17, the other Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to obtain injunctive relief prohibiting the Receiving Party from disclosing such confidential information, notwithstanding any monetary remedy which may be available to the Disclosing Party. This obligation shall be of a continuing nature and shall not be cancelled by the expiration, suspension or termination of this Agreement.

Article 18

No Third-Party Beneficiaries; Assignment

Nothing in this Agreement is intended or shall be construed to confer upon or give to any person or entity any rights as a third-party beneficiary of this Agreement or any part hereof. Buyer shall not assign to any person or entity any right or interest in this Agreement or delegate to any third party any of its obligation hereunder without the consent of Seller; provided, however, that Buyer may assign this Agreement to a wholly owned subsidiary without the prior consent of, but upon notice to, Seller so long as the Lyondell Guarantee (i) is modified to cover the obligations of such assignee and (ii) remains in full force and effect as to Buyer and such subsidiary. Notwithstanding any such assignment to a wholly owned subsidiary of Buyer, Buyer shall remain jointly and severally liable to Seller for the obligations of such assignee under this Agreement. In the event of any purported assignment or delegation by Buyer in contravention of the provisions of this Agreement, Seller shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to Buyer. Seller may freely assign this Agreement to any of its subsidiaries or affiliates.

Article 19

Force Majeure

19.1 Relief from Liability. Neither Party to this Agreement shall be liable for demurrage, loss, damage, claims or demands of any nature arising out of delays or defaults in performance under this Agreement due to any cause reasonably beyond its control (“Force Majeure”), which shall include, but not be limited to: (i) acts of God or of the public enemy; floods or fire; hostilities or war (whether declared or undeclared); (ii) blockade; labor disturbances, strikes, riots, insurrections or civil commotion; quarantine restrictions or epidemics; (iii) electrical shortages or blackouts; earthquakes; tides, storms or bad weather at the Loading Port; (iv) accidents; breakdown or injury to producing or delivering facilities in Venezuela or the Refinery and related storage facilities and pipelines; (v) closing of, or restrictions placed on, ports, docks, or ship channels at the Loading Ports or Buyer’s discharge points in Houston, Texas or Texas City, Texas; and (vi) interruption or decline of Seller’s supply of Oil, or other shortage of Oil for export from Venezuela, whether due to increased domestic demand or otherwise; or laws, decrees, regulations, orders, governmental mandate or other directives or actions of general application of the Government of Venezuela or any agency thereof or of a person or authority purporting to act therefor.

19.2 Notice. A Party claiming Force Majeure shall promptly notify the other Party of the occurrence of the event of Force Majeure relied upon and the expected duration thereof. The Party claiming Force Majeure shall use commercially reasonable efforts to give the other Party notice of termination of the event of Force Majeure and the date when performance is expected to resume.

19.3 Payment for Oil Sold and Delivered. Nothing in this Article 19 shall relieve Buyer of its obligation to pay in full for Oil sold and delivered hereunder and for all other amounts due to Seller from Buyer under this Agreement.

19.4 Obligation to Apportion. If, as a result of Force Majeure, Seller at any time does not have available a sufficient amount of Oil for export, after supplying domestic demand for end use in Venezuela, to supply the aggregate amount of Oil to be sold by it hereunder to Buyer and under such commitments as Seller may have with its other customers, Seller shall take reasonable actions to arrange an equitable proration of Oil available from its own production for export among its existing contractual customers, including Buyer; it being understood that the occurrence of an event of Force Majeure shall not under any circumstances require Seller to purchase crude oil from any Party to sell to Buyer.

19.5 No Extension of Contract; Right to Terminate. The occurrence of an event of Force Majeure shall not operate to extend the period of this Agreement. Should any such event curtail or suspend the performance of either Party hereunder for a period in excess of sixty (60) Days, either Party shall have the right to terminate this Agreement upon notice to the other Party.

Article 20

Arbitration; Governing Law

20.1 Settlement by Arbitration. All disputes arising under or in connection with this Agreement shall be finally settled by arbitration under the Rules of Arbitration (“ICC Rules”) of the International Chamber of Commerce in effect at such time. The place of arbitration shall be Paris, France and the language of the arbitration shall be English. The number of arbitrators shall be three (3), and the arbitrators shall apply the substantive law of the Cayman Islands to the merits of the dispute. Any arbitral award relating to the performance by either Party of its Obligations under this Agreement shall be (i) reasoned in accordance with Article 25.2 of the ICC Rules, (ii) in writing, and (iii) final and binding on all parties to the arbitration. Any arbitral award may be confirmed or embodied in any order or judgment of any court of competent jurisdiction.

20.2 Multiple Parties; Merger of Arbitrations.

20.2.1 In the event that an arbitral proceeding is brought by Seller under the Lyondell Guarantee, Buyer hereby agrees, for the benefit of Seller, that Seller shall have the right to name Buyer as a Party therein in accordance with ICC Rules; it being understood and agreed that, for purposes of Section 20.1 of this Agreement, Buyer and Guarantor shall together have the right to choose a single arbitrator in any such proceeding for the purpose of the ICC Rules and Buyer shall act as Guarantor’s representative for all purposes of such proceeding.

20.2.2 In the event that an arbitration proceeding is brought pursuant to Article 20.1 and a separate arbitration proceeding is brought pursuant to the Lyondell Guarantee relating to any dispute arising out of or in connection with any single transaction, a series of transactions, or a related set of facts or circumstances, the Parties agree that such arbitrations shall be merged and consolidated in accordance with ICC Rules.

20.3 Governing Law. The Parties agree that this Agreement shall be governed by and interpreted in accordance with the laws of the Cayman Islands, as in effect on the date hereof, without giving effect to any of its principles of conflicts of laws.

20.4 Buyer’s Waiver. To the extent the same may be applicable, Buyer hereby waives all causes of action and remedies to which Buyer is or may become entitled under the Texas Deceptive Trade Practices Act.

Article 21

Representations and Warranties

21.1 Buyer Representations. Buyer represents and warrants to Seller that:

(a)	Buyer is a limited partnership duly organized and validly existing under the laws of the State of Delaware having the legal capacity to enter into and perform its obligations under this Agreement;

(b)	the execution and performance by Buyer of this Agreement has been duly authorized by all necessary corporate action;

(c)	this Agreement has been duly executed by Buyer and, assuming the due authorization and execution of this Agreement by Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms;

(d)	neither the execution of this Agreement by Buyer nor the performance by Buyer of its respective obligations hereunder will conflict with or result in any breach of, or constitute a violation of or default under, any applicable law, the charter or by-laws of Buyer, or any indenture, mortgage, deed of trust, or other instrument or agreement (including, without limitation, any negative pledge or similar clause), to which Buyer or any of its affiliates is a party, or by which any of them may be bound, or to which any of their property or assets may be subject;

(e)	no lawsuit or other proceeding is pending or, to the knowledge of Buyer, threatened against Buyer which, if determined adversely thereto, may materially and adversely affect its business or financial condition or the consummation of the transactions contemplated by, or the performance of its obligations under, this Agreement; and no action or proceeding has been instituted, and no order, decree, injunction or judgment of any kind from any court or other governmental authority has been issued, to avoid, restrain or in any other manner prevent the consummation of the transactions contemplated by this Agreement;

(f)	Buyer delivered to Seller on the date hereof the Lyondell Guarantee, which has been duly authorized and executed by Lyondell, and which is in full force and effect in accordance with its terms;

(g)	Buyer is purchasing Oil hereunder exclusively for processing by Buyer at the Refinery;

(h)	Buyer has not been contacted by or negotiated with any finder, broker or other intermediary for the purchase of Oil hereunder, and no person or entity is entitled to any compensation with respect to this Agreement or the sale of Oil hereunder; and

(i)	no director, employee or agent of Buyer has given or will give any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement, it being agreed that representatives of Seller may audit the applicable records of Buyer solely for the purpose of determining whether there has been compliance with this clause (i).

21.2 Seller Representations. Seller represents and warrants to Buyer that:

(a)	Seller is a corporation duly organized and existing under the laws of Venezuela having the legal capacity to enter into and perform this Agreement;

(b)	it has obtained all necessary authorizations from the competent governmental authorities for the execution of this Agreement and the performance of its obligations hereunder;

(c)	the execution and performance by Seller of this Agreement has been duly authorized by all necessary corporate action;

(d)	this Agreement has been duly executed by Seller and, assuming the due authorization and execution of this Agreement by Buyer, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms;

(e)	neither the execution of this Agreement by Seller nor the performance by Seller of its obligations hereunder will conflict with or result in any breach of, or constitute a violation of or default under, any applicable law, its charter or by-laws, or any indenture, mortgage, deed of trust, or other instrument or agreement (including, without limitation, any negative pledge or similar clause), to which Seller or any of its affiliates is a party, or by which any of them may be bound, or to which any of their property or assets may be subject;

(f)	no lawsuit or other proceeding is pending or, to the knowledge of Seller, threatened against Seller which, if determined adversely to Seller, may materially and adversely affect its business or financial condition or the consummation of the transactions contemplated by, or the performance of its obligations under, this Agreement; and no action or proceeding has been instituted, and no order, decree, injunction or judgment of any kind from any court or other governmental authority has been issued, to avoid, restrain or in any other manner prevent the consummation of the transactions contemplated by this Agreement;

(g)	Seller has not been contacted by or negotiated with any finder, broker or other intermediary for the sale of Oil hereunder, and no person or entity is entitled to any compensation with respect to this Agreement or the sale of Oil hereunder; and

(h)	no director, employee or agent of Seller has given or will give any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement, it being agreed that representatives of Buyer may audit the applicable records of Seller solely for the purpose of determining whether there has been compliance with this clause (h).

Article 22

Satisfactory Documentation

Each Party shall promptly provide to the other Party each of the following: (i) a list of those individuals authorized to represent such Party in its dealings with the other Party; (ii) a certificate of the Secretary or other similar officer of such Party certifying as to the incumbency of each officer executing this Agreement on its behalf; and (iii) documentation evidencing the authority of each person executing this Agreement on its behalf to act in such capacity. Each Party shall at all times keep current the list described in clause (i) of this Article 22. Buyer shall promptly furnish to Seller such information or documentation concerning the financial and corporate status of Buyer and Lyondell as Seller may from time to time reasonably request.

Article 23

Limitation of Liability

Neither Party shall be liable for any consequential, indirect or special losses or damages of any kind arising out of or in any way connected with the performance of or failure to perform this Agreement, including, but not limited to, losses or damages resulting from shutdown of plants or inability to perform sales or any other contracts arising out of or in connection with the performance or nonperformance of this Agreement.

Article 24

Merger

This Agreement is a complete and exclusive statement of all terms and conditions governing the sale and delivery of the Oil and, except as may be provided in the Termination Agreement, supersedes all prior agreements between Buyer and Seller, written or oral, relating thereto. No prior contract or course of dealing between the Parties, and no statement of any agent, employee or representative of Seller or Buyer made prior to the execution of this Agreement, shall be admissible in construing the terms of this Agreement.

Article 25

No Waiver; Cumulative Remedies

Except as specifically provided in this Agreement, no failure or delay on the part of either Party in exercising any right, power or remedy hereunder and no course of dealing between the Parties hereto shall operate as a waiver by either Party of any such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Without prejudice to Article 23 and except to the extent otherwise expressly provided in this Agreement, all rights, powers and remedies provided hereunder are cumulative and not exclusive of any rights, powers or remedies provided by law or otherwise. Except as required by this Agreement, no notice or demand upon either Party in any case shall entitle such Party to any other or future notice or demand in similar or other circumstances or constitute a waiver of the right of either Party to take any other or further action in any such circumstances without notice or demand.

Article 26

Severability of Provisions

26.1 If any provision of this Agreement shall be found to be illegal, invalid or unenforceable by any court or administrative body of competent jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such illegality, prohibition, or unenforceability without invalidating the remaining provisions hereof which shall remain in force and effect, and the finding of any such illegality, prohibition, or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.

26.2 If any provision of this Agreement is so found to be illegal, invalid or unenforceable but would be legal, valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it legal, valid and enforceable.

26.3 The Parties agree, in the circumstances referred to in Article 26.1, to negotiate in good faith to agree on a legal, valid and enforceable provision to substitute for any illegal, invalid or unenforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the illegal, invalid or unenforceable provision.

26.4 If the Parties are unable to reach an agreement regarding a substitute provision within a period of thirty (30) Days of the commencement of the negotiations referred to in Article 26.3, then either Party shall be entitled to refer the matter to arbitration under Article 20 of this Agreement.

Article 27

Notices

All notices and other communications given under this Agreement shall be in writing and shall be effective upon receipt by the addressee as provided below or, in the case of notice by e-mail or confirmed facsimile when sent as provided below:

To Seller:	PDVSA-Petróleo S.A.
Avenida Libertador
Edificio Petróleos de Venezuela
Torre Oeste Piso 7
La Campina
Caracas 1060-A Venezuela
Att’n.	Ms. Beatriz Blanco
Facsimile	58-212-708-3186
E-mail	blancob@pdvsa.com

Copy to:	PDVSA-Petróleo S.A.
Avenida Libertador
Edificio Petróleos de Venezuela
Torre Este Piso 10
La Campina
Caracas 1060-A Venezuela
Att’n.	General Counsel
Facsimile	58-212-708-4666

To Buyer:	LYONDELL-CITGO Refining LP
12000 Lawndale
Houston, TX 77017
Att’n.	Vice-President, General Manager
Facsimile	713-321-6900
E-mail	william.thompson@lyondell-citgo.com

Copy to:	Chief Legal Counsel
Facsimile	713-321-5397
E-mail	nancy.corbet@lyondell-citgo.com

or at such other address, e-mail or facsimile as may be notified by either Party to the other Party in the manner above provided. Any change of a Party’s address, e-mail or facsimile shall be advised to the other Party by written notice delivered at least fifteen (15) Days prior to the effective date of the change.

Article 28

Amendments and Waivers

Any amendment or modification to this Agreement must be made upon the express written agreement of both Parties, and any waiver of any provision of this Agreement by either Party must be upon the express written agreement of such Party.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers or representatives on the date first above written.

PDVSA-PETRÓLEO S.A.

	By	/s/ Asdrúbal Chávez
Witness		Asdrúbal Chávez Executive Director, Supply and Marketing

LYONDELL-CITGO REFINING LP

/s/ Nancy Corbet	By	/s/ William F. Thompson
Witness		William F. Thompson Vice President and General Manager

EXHIBIT 1

SPECIFICATIONS

The Oil to be sold by Seller and purchased by Buyer under this Agreement shall be crude oil of the “Merey-16”, “BCF-17” and Mesa” types, whose typical characteristics are set forth below.

TYPICAL ANALYSIS OF MEREY-16 CRUDE OIL
°API (Gravity)	16.0
VISCOSITY (CST 100°F)	461.8
WATER AND SEDIMENT (% Vol)	≤1
SULFUR (% wgt)	2.80
RVP (pound/in2)	1.55
POUR POINT (°C)	-12

TYPICAL ANALYSIS OF BCF-17 CRUDE OIL
°API (Gravity)	16.9
VISCOSITY (CST 100°F)	320.9
WATER AND SEDIMENT (% Vol)	≤1
SULFUR (% wgt)	2.53
RVP (pound/in2)	4.3
POUR POINT (°C)	-25

TYPICAL ANALYSIS OF MESA CRUDE OIL
°API (Gravity)	30.0
VISCOSITY (CST 100°F)	11.21
WATER AND SEDIMENT (% Vol)	≤1
SULFUR (% wgt)	1.01
RVP (pound/in2)	1.1
POUR POINT (°C)	-21

The foregoing typical analysis does constitute any representation or other assurance, express or implied, by Seller as to the marketability, fitness or suitability of the Oil for any purpose or use by Buyer.

EXHIBIT 2

QUANTITY OF EACH TYPE OF OIL

The quantity of each type of Oil to be delivered by Seller and purchased by Buyer each Month shall be as specified in the table below:

TYPE	QUANTITY MBD
BCF-17	110-140
Merey-16	75-105
Mesa	15
TOTAL	230

In any Month, Buyer may increase or decrease the quantity specified above for BCF-17 and Merey-16 so long as (i) the aggregate quantity of BCF-17 and Merey-16 nominated is two hundred fifteen thousand (215,000) Barrels for each Day of such Month, plus or minus five percent (5%), (ii) the quantity of BCF-17 nominated is not less than one hundred ten thousand (110,000) Barrels for each Day of such Month and (iii) the quantity of Merey-16 nominated is not less than seventy-five thousand (75,000) Barrels for each Day of such Month.

EXHIBIT 3

PRICE

A.	Formula Prices

The price of each type of Oil to be sold and purchased hereunder shall be calculated with respect to each delivery in accordance with the formula prices set forth below:

In the case of Oil of the Merey-16 or BCF-17 type:

P = 0.6 * (WTS + F.O.6 3%S) - 0.2 * WTI + K

In the case of Oil of the Mesa type:

P = 0.4 * WTS + 0.3 * (LLS + F.O.6 3%S) + K

Where:

(1)	“P” means the price per barrel in U.S. Dollars, rounded to the nearest cent;

(2)	“WTS” means the average of the Platt’s prices for West Texas Sour Crude Oil (Midland) for the Five-Day Period;

(3)	“WTI” means the average of the Platt’s prices for West Texas Intermediate Crude Oil, First Month, at Cushing (Okla.) for the Five-Day Period;

(4)	“LLS” means the average of the Platt’s prices for Light Louisiana Sweet (St. James) spot price for the Five-Day Period;

(5)	“F.O.6 3%S” means the average of the Platt’s prices for Fuel Oil having 3% Sulfur content for the Five-Day Period; and

(6)	“K” means the constant term of the formula for the respective crude oil, expressed in U.S. Dollars per Barrel, which shall be announced by Seller from time to time, according to market conditions;

and where, for purposes of (2) through (5) above:

(a)	The “Platt’s Price” for any Day means (i) in the case of WTS and LLS crude oils, the average of the high and low spot prices for such crude oils as quoted for such Day in Platt’s Crude Oil Marketwire (Spot Assessment Section); and (ii) in the case of Fuel Oil No.6 having 3% Sulfur content, the average of the high and low spot prices for such Fuel Oil as quoted for such Day in Platt’s Oilgram U.S. Marketscan (U.S. Gulf Section, Waterborne Column); and

(b)	“Five-Day Period” means, with respect to the price determination for any delivery, the following five (5) Days:

(i)	the Day (a) on which the Bill of Lading is issued in the case of tankers whose loading commences within the Agreed Loading Range, (b) the middle Day of the Agreed Loading Range in the case of tankers whose loading commences before the first Day of the Agreed Loading Range and (c) the middle Day of the Agreed Loading Range in the case of tankers whose loading commences after the last Day of the Agreed Loading Range; provided, however, that if any such Day is a Day for which the relevant quotations do not regularly appear in the publications referred to above, then in determining the Day applicable pursuant to this clause (i), reference in each case shall be made to the succeeding Day for which such quotations are regularly published, except that in the case of Saturdays or Fridays for which such quotations are not so published, reference shall be made to the preceding Day for which such quotations are regularly published;

(ii)	the two (2) Days (other than Saturdays, Sundays or other Days for which the relevant quotations do not regularly appear in the publications referred to above) preceding the Day determined pursuant to clause (i) above; and

(iii)	the two (2) Days (other than Saturdays, Sundays or other Days for which the relevant quotations do not regularly appear in the publications referred to above) succeeding the Day determined pursuant to clause (i) above.

An additional adjustment to the price of BCF-17 (or any types of crude oil other than Mesa or Merey-16 agreed to by the Parties) will be made to reflect differences in gravity and sulfur content. The formula price for Merey-16 will be applicable to all crude oils with both an API gravity of 15-27 degrees and a sulfur content of 0.6-3%. The formula price for Mesa will be applicable to all crude oils with both an API gravity of 26-37 degrees and a sulfur content of 0.2-2.5%. The adjustment shall be made with differential values published by the Ministry for each of the applicable API and sulfur content ranges. A further adjustment will be made to Oil loaded at ports in Lake Maracaibo in order to reflect the value of the Bar Toll (as published in Worldscale).

***

C.	Resales or Deliveries at Other Destinations

The price determined pursuant to the provisions of this Exhibit 3 shall be applicable to Cargos of Oil unloaded by Buyer in the United States of America and delivered to and utilized at the Refinery. In the event that any Cargo of Oil sold and purchased under this Agreement is taken to any other refining, storage or facility, then the price for such Cargo shall be automatically adjusted to the highest price which Buyer would have been charged for such delivery (irrespective of the place of unloading) under any of Seller’s crude oil sales contract then in effect.

EXHIBIT 4

FORM OF LYONDELL GUARANTEE

This GUARANTEE, dated August 16, 2006 (this “Guarantee”), by Lyondell Chemical Company, a Delaware corporation organized under the laws of the State of Delaware (“Guarantor”), for the benefit of PDVSA-Petróleo S.A., a corporation organized under the laws of the Bolivarian Republic of Venezuela (together with any assignee permitted under the CSA, as defined below, “Seller”) in connection with that certain Crude Oil Sales Agreement, dated August 16, 2006 (the “CSA”), between Seller and LYONDELL-CITGO Refining LP, a limited partnership organized under the laws of the State of Delaware (together with any assignee permitted under the CSA, “Buyer”). Guarantor and Seller may be sometimes hereinafter referred to individually as a “Party”, and, collectively, as the “Parties”. Capitalized terms used but not defined in this Guarantee shall have the meanings ascribed to them in the CSA.

W I T N E S S E T H:

WHEREAS, pursuant to the SPA and pursuant to the various documents to be delivered thereunder, Guarantor has become the indirect owner of all of the issued and outstanding equity interests in Buyer;

WHEREAS, in order to induce Seller to enter into the CSA with Buyer, Guarantor has agreed to guarantee the obligations of Buyer under the CSA; and

WHEREAS, the Parties hereto desire to set forth the terms and conditions pursuant to which Guarantor shall guarantee the obligations of Buyer under the CSA.

NOW, THEREFORE, the Parties hereto, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, do hereby agree as follows:

1. (a) Guarantor hereby acknowledges that it is fully aware of the terms and conditions of the CSA and the transactions contemplated thereby, and Guarantor hereby irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, without set-off or deduction, to Seller, all of Buyer’s obligations accruing under the CSA (including, but not limited to, the payment by Buyer of all amounts payable by Buyer under the CSA) with respect to (i) Oil sold and delivered under the CSA on or after the Effective Date and (ii) the Cargos, in each case when and as due under the CSA (all such payment obligations with respect to (i) and (ii), the “Obligations”).

(b) Guarantor waives notice of the acceptance of this Guarantee, demand for payment from Buyer or any other person, and notice of nonpayment, diligence, presentment, protest or dishonor (to the fullest extent permitted by law), and all other demands or notices whatsoever other than the request for payment hereunder. The obligations of Guarantor shall be absolute and (except as expressly set forth in paragraph (a) above) unconditional and shall remain in full force and effect until satisfaction of all Obligations under this Section 1. This

Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Obligation is rescinded or must otherwise be returned by Seller upon the insolvency, bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation, or similar proceeding with respect to Buyer, all as though such payment had not been made.

(c) The obligations of Guarantor under this Section 1 shall not be affected by any amendment, waiver or other modification of the CSA except to the extent of such amendment, waiver or other modification. In addition, the occurrence of any one or more of the following shall not, to the fullest extent permitted by law, affect the liability of Guarantor under this Section 1: (i) the exercise or non-exercise by Seller under the CSA of any right to require security in respect of Buyer’s obligations to make payment thereunder, or the existence of any such security; (ii) the extension of the time for or waiver of, at any time or from time to time, without notice to Guarantor, Buyer’s performance of or compliance with any of their obligations under the CSA (except that such extension or waiver shall be given effect in determining the obligations of Guarantor hereunder); (iii) any assignment, transfer or other arrangement by which Buyer transfers its rights under the CSA; (iv) any merger or consolidation of Buyer or Guarantor into or with any other person; or (v) any change in the ownership of any shares of capital stock of, or interests in, Buyer. This Guarantee is an absolute, present and continuing guarantee of payment and not merely of collectibility, and is in no way conditional or contingent upon any attempt to collect from Buyer any unpaid amounts due or otherwise to enforce performance by Buyer. Without limiting the generality of the foregoing, Guarantor specifically agrees that it shall not be necessary or required that Seller file suit or proceed to obtain or assert a claim for personal judgment against Buyer for the Obligations (except as expressly provided in paragraph (a) of this Section 1 with the respect to any disputed amount thereof), or foreclose against or seek to realize upon security, if any, at any time existing for the Obligations, before or as a condition of enforcing the liability of Guarantor under this Guarantee.

(d) Guarantor hereby unconditionally waives any requirement that, as a condition precedent to the enforcement of the obligations of Guarantor hereunder, Buyer be joined as a Party to any proceedings for the enforcement of any provision of this Guarantee.

2. This Guarantee shall not be deemed to create any right in any person or entity except Seller, its successors and assigns, and shall not be construed in any respect to be an agreement in whole or in part for the benefit of any other person or entity.

3. No amendment of, or supplement to, this Guarantee nor any waiver or modification of, or consent under, the terms hereof shall be effective unless evidenced by an instrument in writing signed by Guarantor and Seller.

4. All payments by Guarantor hereunder shall be made in U.S. Dollars.

5. All disputes arising under or in connection with this Guarantee shall be finally settled by arbitration under the Rules of Arbitration (“ICC Rules”) of the International Chamber of Commerce in effect at such time. The place of arbitration shall be Paris, France and the language of the arbitration shall be English. The number of arbitrators shall be three (3), and the arbitrators shall apply the substantive law of the Cayman Islands to the merits of the dispute.

Any arbitral award shall be (i) reasoned in accordance with Article 25.2 of the ICC Rules, (ii) in writing, and (iii) final and binding on all Parties to the arbitration. Any arbitral award may be confirmed or embodied in any order or judgment of any court of competent jurisdiction.

6. In the event that an arbitral proceeding is brought by Seller under the CSA, Guarantor hereby agrees that Seller shall have the right to name Guarantor as a Party therein in accordance with ICC Rules; it being understood and agreed that, for purposes of Section 5 of this Guarantee, Buyer and Guarantor shall together have the right to choose a single arbitrator in any such proceeding for the purpose of the ICC Rules and Buyer shall act as Guarantor’s representative for all purposes of such proceeding. Any arbitral award relating to the performance by Buyer of its Obligations shall be final and binding as to the Buyer, Guarantor and Seller. In the event that an arbitration proceeding is brought pursuant to Section 5 and a separate arbitration proceeding is brought pursuant to the CSA regarding any dispute arising out of or in connection with any single transaction, a series of transactions, or a related set of facts or circumstances, Guarantor and Seller agree that such arbitrations shall be merged and consolidated in accordance with ICC Rules.

7. This Guarantee shall be binding upon the successors and assigns of Guarantor and shall inure to the benefit of, and shall be enforceable by, Seller and its successors and assigns to the fullest extent permitted by applicable law.

8. All requests, notices or other communications hereunder shall be in writing, addressed as follows:

If to Guarantor:

Lyondell Chemical Company
One Houston Center
1221 McKinney Street, Suite 700
Houston, Texas, USA 77010
Attention: Treasurer
Telephone: (713) 309-2665
Facsimile: (713) 309-2143

with a copy to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas, USA 77002
Attn.: Hugh Tucker
Telephone: (713) 229-1656
Facsimile: (713) 229-2856

If to Seller:	PDVSA-Petróleo S.A.
Avenida Libertador
Edificio Petróleos de Venezuela
Torre Oeste Piso 7
La Campina
Caracas 1060-A Venezuela
Attn.: Ms. Beatriz Blanco
Facsimile: 58-212-708-3186

with a copy to:

PDVSA-Petróleo S.A.
Avenida Libertador
Edificio Petróleos de Venezuela
Torre Este Piso 10
La Campina
Caracas 1060-A Venezuela
Attn.: General Counsel
Facsimile: 58-212-708-4666

9. No failure on the part of Seller to exercise, no delay in exercising, and no course of dealing with respect to, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right or remedy hereunder preclude any further exercise of any other right or remedy.

10. The place of execution and delivery hereof notwithstanding, this Guarantee shall be governed by and construed in accordance with the laws of the Cayman Islands, as in effect on the date hereof, without giving effect to any of its principles of conflicts of laws.

11. If any provision of this Agreement shall be found to be illegal, invalid or unenforceable by any court or administrative body of competent jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition, illegality or unenforceability without invalidating the remaining provisions hereof which shall remain in force and effect, and the finding of any such prohibition, illegality or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. If any provision of this Agreement is so found to be illegal, invalid or unenforceable but would be legal, valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it legal, valid and enforceable.

13. The Parties agree, in the circumstances referred to in Section 12, to negotiate in good faith to agree on a legal, valid and enforceable provision to substitute for any illegal, invalid or unenforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the illegal, invalid or unenforceable provision.

14. If the Parties are unable to reach an agreement regarding a substitute provision within a period of thirty (30) Days of the commencement of the negotiations referred to in Section 13, then either Party shall be entitled to refer the matter to arbitration under Section 5 of this Guarantee.

15. Guarantor agrees to pay to Seller any and all reasonable costs and expenses (including reasonable legal fees and expenses) incurred by Seller in enforcing this Guarantee (unless it is determined that no Obligation was due and payable hereunder).

16. Subject to the provisions of Section 1 hereof, upon termination of the CSA and satisfaction of all obligations of the Buyer thereunder and the Guarantor hereunder, this Guarantee shall terminate.

17. By its signature below the Guarantor represents and warrants that to Seller that the execution, delivery and performance of this Guarantee has been duly authorized by all necessary corporate action on the part of Guarantor and is a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

18. This Guarantee is executed in English and in the event of any conflict between the English version and any translation hereof, the English version shall control.

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IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be duly executed as a deed this sixteenth (16th) day of August, 2006.

WITNESS:	LYONDELL CHEMICAL COMPANY

/s/ Michelle S. Miller	By:	/s/ T. Kevin DeNicola
Name: Michelle S. Miller	Name:	T. Kevin DeNicola
	Title:	Senior Vice President, Chief Financial Officer

EXECUTED AS A DEED THIS SIXTEENTH (16th) DAY OF AUGUST, 2006:

PDVSA-PETRÓLEO S.A.

By:	/s/ Asdrúbal Chávez
Name:	Asdrúbal Chávez
Title:	Executive Director, Supply and Marketing

WITNESS:

Name: